Exhibit 10.27
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of February 23, 2023 (the “Effective Date”) between Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), Floor & Decor Holdings, Inc., a Delaware corporation (f/k/a FDO Holdings, Inc.) (“Holdings” and, together with the Operating Company, the “Company”) and Bryan Langley, the undersigned individual (“Executive”).
RECITALS
WHEREAS, Executive is currently employed as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the parties desire to enter into this Agreement, subject to the terms and provisions herein contained.
AGREEMENT
NOW, THEREFORE, the parties mutually agree as follows:
1.Employment.
(a)Term; Duties and Responsibilities. Beginning on the Effective Date, and during the Employment Period (defined below), Executive shall continue to serve as the Executive Vice President and Chief Financial Officer of the Company. The term of employment hereunder shall commence on the Effective Date and terminate on the fourth anniversary of the Effective Date, unless earlier terminated as set forth herein; provided, that commencing on the fourth anniversary of the Effective Date and each anniversary date thereafter, the term of this Agreement shall automatically be extended for one additional year (subject to earlier termination, as set forth herein) unless, not later than 60 calendar days prior to any such anniversary date, either the Company or Executive, in such party’s sole discretion, shall elect that such extension shall not take effect and shall have given timely written notice of such election not to extend. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”
(b)Duties and Responsibilities. During the Employment Period, Executive shall at all times, except as expressly set forth below: (i) devote substantially all working time and efforts to the business and affairs of the Company and its subsidiaries on a full-time basis, (ii) faithfully, industriously and to the best of Executive’s ability, experience and talent, perform all duties that may be reasonably required by the Company, and observe and comply with all rules, regulations, policies and practices in effect on the Effective Date or amended or adopted by the Company in the future and (iii) not engage in any other business activities, as a director, officer, employee or consultant or in any other capacity, whether or not he receives compensation therefor, without the prior written consent of the Board of Directors of Holdings (the “Board”). Notwithstanding the foregoing, Executive may serve on the boards of charitable organizations, engage in charitable and community affairs and activities and manage his personal investments so long as such activities do not interfere with the performance of Executive’s Duties and Responsibilities (as defined below) hereunder. Executive will be reporting to the Chief Executive Officer of the Company and shall have all the authority, duties and responsibilities customarily exercised by an individual serving in the position of an Executive Vice President and Chief Financial Officer at an entity engaged in a retail business which is national in scope, set forth in the bylaws of the Company, provided in the Delaware General Corporation Law and such additional duties and responsibilities as may from time to time be assigned or prescribed to him by the Chief Executive Officer of the Company, consistent with the Executive’s position (collectively, “Executive’s Duties and Responsibilities”).
(c)Location. Executive’s principal place of employment shall be at the Company’s principal executive offices, currently located in Atlanta, Georgia, with Executive being provided an office and secretarial and administrative support that is customary for a similarly situated executive. Executive acknowledges that the Duties and Responsibilities to be performed by Executive hereunder are such that Executive may be required to travel extensively at times.
2.Compensation.
(a)Base Salary. During the Employment Period, Executive shall initially be paid a base salary at the annual rate of $400,000 (“Base Salary”), payable in installments consistent with Company’s normal payroll practices.

(b)Annual Bonus. In addition to Executive’s Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus (“Bonus”) under the Company’s Corporate Incentive Compensation Plan (the “Bonus Plan”). The target Bonus for any fiscal year shall be 60% of Executive’s Base Salary for such year, with the actual amount of the Bonus being determined based on the level of achievement of certain performance goals in accordance with the Bonus Plan. Executive must be actively employed by the Company on the date the Bonus is paid in order to receive the Bonus for any fiscal year, and Executive’s Bonus, if any, shall be paid to him as provided under the Bonus Plan or, if no payment date is provided in the Bonus Plan, no later than March 15 of the calendar year following the fiscal year for which the Bonus is payable. The Company may amend the Bonus Plan at any time.
(c)Payment. Payment of all compensation and other amounts to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholding, including employment and withholding taxes.
3.Other Employment Benefits.
(a)Business Expenses. Upon timely submission of itemized expense statements and other documentation in conformance with the procedures specified by the Company, Executive shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Executive in the performance of Executive’s Duties and Responsibilities under this Agreement during the Employment Period.
(b)Benefit Plans. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans and programs (sometimes “Benefit Plan” or “Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its executive officers generally, subject to the terms and conditions thereof. Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.
(c)Vacation. Executive shall be entitled to four weeks of paid vacation annually in accordance with the Company’s vacation policy for senior executives. Executive acknowledges that given his position at the Company, Executive will use Executive’s best efforts to remain generally available and accessible to the Company’s senior managers in person or through an electronic means of communication when reasonably possible (the Company acknowledging that some vacation activities may prevent or limit such availability and accessibility).
4.Termination of Employment. Notwithstanding anything herein to the contrary,
(a)For Cause. The Company may terminate Executive’s employment For Cause immediately upon written notice for any of the following reasons: (i) Executive’s (x) commission of, or being indicted for, a felony under U.S. or applicable state law, or (y) commission of a misdemeanor where imprisonment may be imposed other than for a traffic-related offense, (ii) any act of material misconduct or gross negligence by Executive in the performance of Executive’s Duties and Responsibilities or any act of moral turpitude by Executive, (iii) Executive’s commission of any act of theft, fraud or material dishonesty, (iv) Executive’s willful failure to perform any reasonable duties assigned to him by the Chief Executive Officer of the Company or Executive’s refusal or failure to follow the lawful directives of the Company after written notice from the Company of, and 30 calendar days to cure, such refusal or failure, (v) any material breach by Executive of this Agreement or any other written agreement executed by Executive with the Company or any of its affiliates that is not cured within ten calendar days following written notice of such breach, and (vi) Executive’s unlawful appropriation of a material corporate opportunity (“For Cause”). Upon termination of Executive’s employment For Cause, the Company shall be under no further obligation to Executive, except to pay or provide (A) all accrued but unpaid Base Salary through the date of termination within 30 days following such termination, less all applicable deductions, and (B) any benefits and payments pursuant to the terms of any Benefit Plan, including any rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (the payments and benefits described in subsections (A) and (B) herein shall be referred herein as the “Accrued Benefits”).
(b)Without Cause; Company Non-Renewal; Good Reason. The Company may terminate Executive’s employment at any time “Without Cause,” immediately upon written notice; the Company may terminate Executive’s employment by electing not to extend the Employment Period, upon 60 days’ written notice, as provided for in Section 1(a) above (“Company Non-Renewal”); and Executive may terminate Executive’s employment at any time for “Good Reason.” Upon termination of Executive’s employment by the Company Without Cause, a Company Non-Renewal or by Executive for Good Reason, Executive shall be entitled to receive, in each case less all applicable deductions, (i) the Accrued Benefits, plus (ii) contingent on Executive executing and not revoking a release of any and all claims that the Executive may have against the Company substantially in the form set forth in Exhibit A (the “Separation Agreement”), and subject to Section 11(f) hereof, severance in an amount equal to one times Executive’s Base Salary on the date of termination, payable over 12 months in substantially equal installments on the Company’s regular pay dates, commencing on the first regular pay date following the 60th calendar day following Executive’s termination date. If the Separation Agreement fails to become effective and irrevocable prior to the 60th calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(b)(ii). A termination of Executive under this Section 4(b) does not include a termination by reason of Executive’s Disability or upon the death of Executive.
“Good Reason” shall mean, without Executive’s written consent, (i) a material diminution in Executive’s then authority, duties or responsibilities; (ii) a material diminution in Executive’s Base Salary; (iii) relocation of Executive’s office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of this Agreement by the Company, provided, that Executive must provide the Company with written notice of the existence of the event or change constituting Good Reason within 30 calendar days of any such event or change having occurred and allow the Company 60 calendar days from receipt of such notice from Executive to cure the same. If the Company so cures the event or change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured event or change. If such event or change is not cured within such 60-day period, Executive must resign his employment with the Company within 30 calendar days of the end of the cure period or Executive will be deemed to have waived his right to terminate his employment for Good Reason based upon such event or change.
(c)Resignation; Executive’s Election not to Renew.
(i)Resignation. Executive may resign his employment upon 60 calendar days prior written notice to the Company. If Executive fails to provide such notice, such resignation shall constitute a breach of this Agreement for which Executive shall be liable to the Company for any damages the Company sustains. In addition, the Company shall have the right to terminate Executive’s employment before the end of the 60-day notice period and such termination shall not be treated as a termination Without Cause. Upon termination of Executive’s employment under this Section 4(c)(i), the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits.
(ii)Non-Renewal. Executive’s timely notice of his option not to extend the term of the Employment Period shall not be considered to be a breach of this Agreement. In the event that Executive elects not to renew this Agreement, the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits through the end of the Employment Period.
(d)Disability of Executive. The Company may terminate this Agreement if Executive experiences a Disability (as defined below, “Disability” means an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with or without reasonable accommodation, the services required to be performed under this Agreement for more than: (i) 90 consecutive calendar days during the Employment Period or (ii) a period or periods aggregating more than 120 calendar days in any 12 consecutive months. If, at the time the question of possible termination for Disability arises, the Company is subject to the Federal Family and Medical Leave Act, any applicable state equivalent, or any federal or state disability discrimination laws, the requirements of those laws shall, to the extent required, supersede the provisions of this paragraph. Executive agrees to submit to such medical examinations as may be reasonably requested by the Company, from time to time, to determine whether a Disability exists. Any determination as to the existence of a Disability shall be made as follows: first, the Company shall be entitled to engage a physician to determine the existence of a Disability; then, if Executive disagrees with such determination, Executive shall give written notice of Executive’s disagreement within ten days after Executive is notified in writing of such determination, and Executive shall be entitled to engage a physician to determine the existence of a Disability; and if Executive’s physician disagrees with the determination made by the Company’s physician, then these two physicians shall mutually agree upon a third physician who shall make a determination whether a Disability exists, and such determination shall be final and binding upon the Company and Executive. The Company and Executive shall share equally in the costs of such third physician. Upon such termination, the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits.
(e)Cooperation. Following termination for any reason, Executive shall (i) reasonably cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s acts or omissions while employed by the Company. The Company agrees to promptly reimburse Executive for reasonable expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence. Reimbursement shall be made in accordance with the applicable policy of the Company then in effect. Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries. Executive’s obligations under this Section 4(e) shall survive the termination of Executive’s employment and the expiration or termination of the Agreement.
(f)Company Property. All assets, property and equipment and all tangible and intangible information relating to the Company, its affiliates and their respective employees, customers or vendors furnished to, obtained by or prepared by Executive or any other person during the course of or incident to Executive’s employment by the Company or any of its subsidiaries are and shall remain the sole property of Company (“Company Property”). Company Property includes, but is not limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage. Following termination of Executive’s employment for any reason, Executive must return all Company Property to the Company without demand or request by the Company therefor. Executive shall further permanently delete any Company information from any computers or other electronic storage devices owned by Executive. Upon request of the Company, Executive shall certify in writing that Executive has complied with the requirements of this Section 4(f). Notwithstanding the foregoing, Executive shall be permitted to retain one or more copies of his contacts list and his appointment calendars. Executive’s obligations under this Section 4(f) shall survive termination of Executive’s employment and the expiration or termination of the Agreement until Executive has returned all Company Property to the Company.
5.Death of Executive. In the event of the death of Executive during the Employment Period, the Company’s obligations hereunder shall automatically cease and terminate; provided, that the Company shall pay to the Executive’s personal representatives under Executive’s last will and testament, and if none exists, to his heirs at law, the Accrued Benefits.
6.Restrictive Covenants.
(a)Definitions. When capitalized and used herein, the following terms shall have the following meanings set forth below:
(i)“Business” means the business (whether operated in physical locations or online over the internet) of selling hard surface flooring materials.
(ii)“Competitive Area” means the 30 mile radius around any location where the Company (A) has a then current location (including the Company’s current locations listed on Exhibit B attached hereto) and (B) has a bona fide intention to open a new location.
(iii)“Competitive Business Activity” shall mean providing services to a Competitor that are the same or similar to Executive’s Duties and Responsibilities under this Agreement, whether as an employee, independent contractor or consultant.
(iv)“Competitor” means any Person (other than the Company and its affiliates) engaged in the Business. To the extent that a Competitor is engaged in any business activities other than the Business, the term “Competitor” does not restrict Executive’s involvement with such other business activities.
(v)“Confidential Information” means information developed by or on behalf of any of the Company or its affiliates that is not generally known by persons not employed by the Company or its affiliates and that could not easily be determined or learned by someone outside the Company, including information concerning (A) Customers, Suppliers, internal corporate policies and strategies, corporate opportunities, financial and sales information, personnel information, forecasts, business and marketing plans, (B) the affairs or assets of the Company and its affiliates, accounts, or clients for which the Company or its any of its affiliates performs, directly or indirectly, services, or (C) the nature and material terms of business opportunities, investors, business and proposals available to the Company or its affiliates. Confidential Information (x) includes both written information and information not reduced to writing, whether or not explicitly designated as confidential, (y) is of a special and unique nature and value to the Company, its affiliates and their respective businesses and (z) provides the Company or its affiliates with a competitive advantage. Confidential Information does not include information that is publicly available or is readily ascertainable from publicly available information.

(vi)“Customer” means any Person who is a customer or client of the Company or its affiliates that is a professional contractor and with whom Executive had material business-related contact (whether in person, by telephone or by paper or electronic correspondence), on behalf of the Company or its affiliates.
(vii)“Person” means any individual or entity.
(viii)“affiliates” means a Person’s subsidiaries, affiliates, successors, transferees or assigns that are engaged in the Business.
(ix)“Restricted Period” means the time period beginning on the Effective Date of this Agreement and ending one year after the termination of Executive’s employment with the Company for any reason, whether by Executive or Company.
(x)“Supplier” means any Person who supplies products or services to the Company in support of the Company’s Business and with whom Executive had material business-related contact (whether in person, by telephone or by paper or electronic correspondence), on behalf of the Company or its affiliates.
(b)Confidentiality. Executive shall not, while employed under this Agreement and after the Employment Period terminates, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information, other than in the course and scope of Executive’s Duties and Responsibilities under this Agreement. In the event that Executive receives a subpoena or other request having force of law, or reasonably believes that disclosure of Confidential Information is required by law, Executive shall promptly provide the Company, to the extent reasonably possible, with written notice thereof, and shall reasonably cooperate, at no expense to Executive, with the Company if the Company elects to seek a judicial protective order or other appropriate judicial protection of such Confidential Information.
In accordance with 18 U.S.C. Section 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(c)Whistleblowers. Nothing in this Agreement shall be construed to prohibit Executive, or any officer or director of the Company, from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. Executive and any officer or director of the Company do not need the prior authorization of the Company to make any such reports or disclosures and are not required to notify the Company that they have made such reports or disclosures.
(d)Noncompete. Executive will not, during the Restricted Period, directly or indirectly, engage in a Competitive Business Activity in a Competitive Area.
(e)Executive’s Consent to Reasonable Restrictions. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope, in light of the nature and geographic scope of the Business subject to this restriction. Executive represents, warrants, acknowledges and agrees that he has been fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement; and no reasonable Person in the position of the Company would employ Executive under the terms and conditions of this Agreement without the benefit of the restrictive covenants applicable to Executive under Sections 6(b) through 6(h) of this Agreement, and without the other agreements by Executive contained herein (collectively, the “Restrictive Covenants and Agreements”). Accordingly, Executive agrees to be bound by the Restrictive Covenants and Agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the Restrictive Covenants and Agreements contained herein shall be valid and enforceable in all respects.
(f)Non-Solicitation of Customers and Suppliers. Executive shall not, during the Restricted Period (whether on Executive’s own behalf or on behalf of another Person), directly or indirectly: (a) solicit Customers to purchase products on behalf of a Competitor, or (b) solicit Suppliers to provide products or services to support a Competitor.
(g)Non-Solicitation of Employees. Executive shall not, during the Restricted Period (whether on Executive’s own behalf or on behalf of some other Person), directly or indirectly solicit or attempt to hire any individual who is at that time an employee, independent contractor or other agent of the Company or any of its affiliates or (b) induce or encourage any employee, independent contractor or other agent of the Company or any of its affiliates to terminate or materially reduce, as applicable, his employment or other business relationship or affiliation with the Company or any of its affiliates.
(h)Non-Disparagement. Except as occurs performing Executive’s Duties and Responsibilities during the Employment Period (such as chastising or criticizing store management, suppliers and others doing business with the Company for performing in a manner Executive in good faith believes is not in the best interests of the Company and the Business), while employed by the Company and for a period of three years after the Employment Period terminates, Executive will not directly or indirectly, make or publish any disparaging or derogatory statements or otherwise disparage the business reputation of the Company or any of its affiliates or take any actions that are harmful, in any material respect, to the Company’s (or any of its affiliates’) goodwill with its Customers, Suppliers, employees, the media or the public. While Executive is employed by the Company and for a period of three years after the Employment Period terminates, the Company shall instruct its officers and directors not to, directly or indirectly, make or publish any disparaging or derogatory statements or otherwise take any actions that disparage Executive’s business reputation or take any actions that are harmful, in any material respect, to Executive’s goodwill with the Company’s Customers, Suppliers, employees, the media or the public, except as occurs performing their duties during the Employment Period (such as chastising or criticizing Executive for performing in a manner such officers or directors in good faith believe are not in the best interests of the Company and the Business). Provided, however, the foregoing shall not prohibit the Executive or any director or officer of the Company from making truthful statements when required, or based upon advice of legal counsel, Executive, or any officer or director of the Company, in good faith believes is required, by law, rule, regulation or judicial or governmental administrative subpoena, order or process in connection with any legal proceeding, to a governmental agency or body or its representative, or in connection with any governmental administrative proceeding.
(i)Reformation. If any court determines that any of the Restrictive Covenants and Agreements, or any part thereof set forth in this Section 6, is or are unenforceable due to over breadth or any other reason, such court shall have the power to modify such provision to the extent necessary to make it reasonable and enforceable and such modified provision shall then be enforceable to the maximum extent permitted by applicable law. Executive acknowledges and agrees that the Restrictive Covenants and Agreements of Executive in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects. If, however, any court subsequently determines that any of the Restrictive Covenants and Agreements, or any part thereof, is or are invalid or unenforceable and not capable of modification, the remainder of the Restrictive Covenants and Agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.
(j)Survival. Executive’s obligations under this Section 6 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement in accordance with the terms and conditions herein. The Restrictive Covenants and Agreements, and Executive’s obligations under this Section 6, are in addition to and not in lieu of any restrictive covenants or similar covenants, conditions, or obligations applicable to Executive pursuant to any other agreement, plan, policy or arrangement with the Company.
7.Inventions.
(a)Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (collectively, “Inventions”), whether patentable or unpatentable, made or conceived by Executive, solely or jointly with others, that are related to Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. For the avoidance of doubt, Executive understands that the provisions of this Section 7 requiring assignment of Inventions to the Company do not apply to any Invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either (1) relate at the time of conception or reduction to practice of the Invention to the Company’s Business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by an employee for the Company (other than Executive). Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Period, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and for a period of three years subsequent to the Employment Period, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions, provided that Executive shall not be obligated to incur any expense in connection therewith. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony), at no expense to Executive, to obtain the Inventions for its benefit, all without additional compensation to Executive from the Company.
(b)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including all rights of any kind or any nature now or hereafter recognized, including the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, including the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of, or other service provider to the Company. Executive’s obligations under this Section 7 shall survive the termination of employment and the expiration or termination of this Agreement in accordance with the terms and conditions herein.
8.No Inconsistent Obligations. Executive hereby represents, warrants and agrees that: (a) there are no restrictions or agreements, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive’s execution and delivery of, or performance under, this Agreement; (b) to the best actual knowledge and belief of Executive, none of the information supplied by Executive to Company in connection with Executive’s employment by Company misstated a material fact or omitted material facts necessary to make the information supplied by Executive not materially misleading; (c) Executive does not have any business or employment relationship that creates a conflict between the interests of Executive and the Company or any of its subsidiaries; and (d) Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.
9.Indemnification of Executive. While employed by the Company and for so long thereafter as liability exists with regard to the Executive’s activities while employed by the Company, the Company shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Executive to the extent Executive is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, the Company shall be required to indemnify, or advance expenses to, Executive in connection with a proceeding (or part thereof) commenced by Executive only if the commencement of such proceeding (or part thereof) by Executive was authorized by the Board; provided, that the Company shall be required to advance expenses to Executive in connection with a proceeding (or part thereof) commenced by Executive to enforce indemnification rights.   The rights to indemnification and to the advance of expenses conferred in this Section 9 shall not be exclusive of any other right that Executive may have or hereafter acquire under FDO Holdings, Inc.’s (“Holdings”) Certificate of Incorporation or Bylaws, the Shareholders Agreement, dated November 24, 2010, among Holdings and the investors party thereto, as amended from time to time, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
10.Section 409A. Notwithstanding anything herein to the contrary:
(a)Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision hereof, in no event shall the

Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
(d)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(e)Notwithstanding any other provision hereof, if Executive is, as of the date of termination, a “specified employee” for purposes of Treas. Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to Section 4 hereof that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of Executive’s death. Any payments to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 calendar days of Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him).
11.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.
(b)Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.
(c)Entire Agreement. This Agreement, any outstanding equity agreements between Executive and Holdings relating to an award under Holdings’ 2011 Amended & Restated Stock Incentive Plan or 2017 Stock Incentive Plan, and the Company’s policies and procedures, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d)Amendment and Waiver; Rights Cumulative. This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of Holdings and the Operating Company (other than Executive). No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Holdings and the Operating Company, by a duly authorized representative of Holdings and the Operating Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
(f)Remedy for Breach. In the event of breach or threatened breach of any Restrictive Covenants and Agreements of Executive hereunder, including any breach of Sections 4(e), 4(f), 6 or 7, the damage or imminent damage to the value and the goodwill of the Company and its subsidiaries’ business would be inestimable and irreparable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, (i) the provisions of Section 11(h) shall not preclude the Company from obtaining provisional relief, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement, and (ii) the Company shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy (including damages) to which they are entitled at law or in equity. Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Delaware, County of New Castle, in connection with any action brought in connection with a request for any such provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action. In the event Executive violates (i) the Restrictive Covenants and Agreements (pursuant to the terms thereof) or (ii) Executive’s obligations in Sections 4(e) or 4(f) or Section 7 above, and does not cure such violations within 30 days after written notice from the Company to Executive that such violation has occurred, then any obligations to pay amounts to Executive pursuant to Section 4(b) of this Agreement (other than the Accrued Benefits) shall immediately cease. This Section 11(f) shall survive Executive’s termination of employment and the expiration or termination of this Agreement.
(g)Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) by nationally recognized overnight courier delivery for next business day delivery, (ii) by hand delivery, or (iii) by facsimile or electronic mail transmission followed by overnight delivery the next business day to the addresses listed below; or to such other street address to which hand deliveries may be made as is specified by a party by not less than five days prior notice to the other party given in accordance with the provisions of this Section. Any notice given in accordance with the provisions of this Section shall be deemed given on the date of initial delivery or initial attempted delivery in the event of rejection or other refusal to accept or inability to deliver because of changed address of which proper notice was not given shall be deemed to be receipt of the notice, request, demand or other communication, provided that such delivery or attempted delivery at the addresses listed below must be on a business day between 8:30 a.m. and 5:30 p.m. in the time zone in which such address is located. Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party.
If to Executive:

At the address shown
on the records of the Company

If to the Company:
Floor and Decor Outlets of America, Inc.
2500 Windy Ridge Parkway, SE
Atlanta, Georgia 30339
Telephone: (404) 471-1634
Facsimile: (404) 393-3540
Attention: General Counsel
with copies to:
Floor & Decor Holdings, Inc.
2500 Windy Ridge Parkway, SE
Atlanta, Georgia 30339
Telephone: (404) 471-1634
Facsimile: (404) 393-3540
Attention: General Counsel

and
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Telephone: (212) 969-3215
Facsimile: (212) 969-2900
Attention: Ekaterina P. Napalkova, Esq.

(h)Arbitration. Subject to Section 11(f), any dispute, claim, controversy or cause of action, in law (but not in equity), directly or indirectly relating to or arising out of or related to this Agreement, the termination or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate, or the employment relationship, shall, to the fullest extent permitted by law, be exclusively determined by final, binding and confidential arbitration in Wilmington, Delaware conducted by JAMS, Inc. (“JAMS”), or its successor, pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect as of the Effective Date. If Executive files a demand for arbitration hereunder, Executive shall not be required to pay the cost of the filing fees in excess of the amount Executive would be required to pay to commence a comparable action in the applicable state or federal courts of Delaware and the Company shall be responsible for the payment of any excess. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Delaware law, the arbitrators shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator will have the same, but no greater, remedial authority than would a court of law (except that the arbitrator shall not have the power or authority to award punitive damages, consequential damages, lost profits or speculative damages to either party). This agreement to resolve any disputes by binding arbitration extends to claims by or against the Company and claims by or against any of its affiliates, and applies to claims directly or indirectly arising under or out of (i) federal, state and local laws, including claims of alleged discrimination on any basis, or (ii) the common law. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company or the other parties to the arbitration, provided that notwithstanding the foregoing, Executive shall be entitled to disclose the existence of, and information and documentation regarding, the claim, controversy or disputes to Executive’s accountants, lawyers and financial and other consultants on a “need to know” basis who are assisting or representing such Executive in connection with the arbitration proceeding. If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto. Each of the parties hereto agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the City of Wilmington in the State of Delaware in connection with any action brought to enforce an award in arbitration. This Section 11(h) shall survive Executive’s termination of employment and the expiration or termination of this Agreement.
By initialing below, the parties hereby agree to the provisions set forth in this Section 11(h):
EXECUTIVE:    BHL     OPERATING COMPANY:  TVT              HOLDINGS: TVT
(i)Further Assurances. Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement. The Company shall, upon the Executive’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.
(j)Interpretation. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein: (i) reference to any gender includes each other gender; (ii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iv) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (v) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (ix) reference to dollars or $ shall be deemed to refer to U.S. dollars.
(k)Acknowledgement. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.
(l)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.
(m)Each Party the Drafter. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
(n)Time of Essence. Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.
(o)Survival. To the extent not otherwise expressly provided in this Agreement, all rights and obligations of any party to this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of the Agreement, including Sections 4, 5, 6, 7, 8, 9 and 11 of the Agreement.
[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

FLOOR & DECOR HOLDINGS, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	CEO

FLOOR AND DECOR OUTLETS OF AMERICA, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	CEO

BRYAN LANGLEY

By:	/s/ Bryan H. Langley

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE
        This Separation Agreement and General Release (this “Agreement”), between Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), Floor & Decor Holdings, Inc., a Delaware corporation (“Holdings” and together with the Operating Company, the “Company”) and Bryan Langley (“Employee” or “You”), each of whom agrees to the following terms and conditions regarding the separation of Employee’s employment with the Company:
1.No Admission. This Agreement shall not be construed as (i) an admission of liability or wrongdoing by either the Company or any of the Releasees (as defined below) or you or (ii) an admission by either the Company or you that you would otherwise have standing or eligibility to bring any claims under the statutes referenced herein (including the statutes specified in Section 7). This Agreement simply reflects the parties’ desire to end their service relationship in a business-like fashion.
2.Separation Date. You have been advised of the separation of your employment with the Company effective [●●●●●] [●], 20[●●] (the “Separation Date”). You agree that after the Separation Date, you shall not represent yourself as being associated with, or an employee or representative of, the Company for any purpose, and you hereby resign as an officer of the Company and all of its affiliates, from all directorships and other positions with the Company and its affiliates and as a fiduciary of any benefit plan. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided in Section 3 of this Agreement.
3.Separation Benefits. In exchange for and subject to your waiver and release of claims against the Company (and non-revocation thereof) and your compliance with the other terms and conditions of this Agreement, the Company agrees to provide you with a severance payment in the gross amount of $[●●●●]1 (less applicable tax withholdings and other payroll deductions) pursuant to Section 4(b) of Employee’s employment agreement with the Company, effective [●] (the “Employment Agreement”). This payment shall be made in substantially equal installments on the Company’s regular pay dates, payable over the 12 month period commencing on the pay day following the 60th calendar day following the Separation Date.
4.Unemployment. The Company will not contest any application for unemployment filed by you.
5.No Claims. You represent that you have not filed any claims or charges against the Company, nor against any of the Releasees (as defined below), with any governmental agency or court based upon any actions or omissions by the Company or any of the Releasees that occurred prior to the execution of this Agreement. You further represent that you have not assigned the right to bring a claim or charge against the Company, nor against any of the Releasees, with any governmental agency or court to any third party.
6.Full Discharge; Payments Represent Additional Amounts. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between the Company and you and any Company representative and you; and (ii) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of any of the Company and/or any agreement between the Company and you, including but not limited to any severance plan or policy of the Company.
7.Release.
(a)In exchange for the consideration set forth in Section 3, you, for yourself and for your heirs, executors, administrators, successors and assigns (referred to collectively as “Releasor”), forever release and discharge the Company and any and all of the Company’s affiliates, successors and assigns, and any and all of its and their past and present officers, directors, partners, managers, agents, employees, employee benefit plans and their fiduciaries and administrators, successors and assigns (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Agreement.
(b)Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, up to and including the date Employee signs this Agreement, that Releasor ever had, now has or may have against Releasees or any of them arising out of
1 To be calculated in accordance with Section 4(b) of Employee’s employment agreement with the Company.

Employee’s employment with the Company, the terms and conditions of such employment and/or the termination of such employment, including but not limited to any claim under: (i) the Age Discrimination in Employment Act, as amended; (ii) the Employee Retirement Income Security Act of 1974, as amended, (iii) Title VII of the Civil Rights Act of 1964, as amended; (iv) the Americans with Disabilities Act, as amended; (iv) the Family Medical Leave Act; (v) the Fair Labor Standards Act, as amended; (vi) the Older Workers Benefit Protection Act; (vii) the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, the Delaware Whistleblower’s Protection Act, Delaware’s equal pay laws (Del. Code. Ann. § 1107A), Delaware’s worker’s compensation laws (Del. Code Ann. tit. 19, §2365) and Delaware’s wage payment laws (Del. Code Ann. tit. 19, §1101 et seq.); (viii) the Georgia Fair Employment Practices Act of 1978, the Georgia Equal Pay Act, the Georgia Equal Employment for People with Disabilities Code, Georgia’s age discrimination laws (Ga. Code Ann. § 34-1-2), Georgia’s whistleblower protection laws (Ga. Code Ann. § 45-1-4(d)) and Georgia’s payment laws (Ga. Code Ann. § 34-4-1 et seq.); (ix) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (x) any claim sounding in tort or contract (express or implied); and (xi) any claim for attorneys’ fees, costs, disbursements or the like.
(c)You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
(d)Nothing herein, however, shall constitute a waiver of claims arising after the date Employee signs this Agreement, or of any rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company (in accordance with the terms of the official plan documents and applicable law) or claims for benefits under the Company’s group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), or any claim that cannot be waived by law. In addition, nothing herein shall be a waiver of Employee’s right to file a charge with, provide truthful information about this Agreement or Releasees to, or to cooperate with any investigation being conducted by any governmental agency; provided, however, Employee acknowledges that by virtue of his release, he has waived and may not recover monetary or equitable relief of any kind from Releasees in connection with the claims he has waived in this Agreement.
8.EEOC Charges or Investigations. Nothing set forth in Sections 5 or 7 of this Agreement shall prevent you from filing a charge with or participating in an investigation conducted by any governmental agency, including the United States Equal Employment Opportunity Commission (“EEOC”), or applicable state/city fair employment practices agency to the extent required or permitted by law. However, by signing this Agreement, you acknowledge and agree that you are waiving any entitlement to seek or accept any monetary damages (including, but not limited to, attorneys’ fees and costs) and/or equitable relief with respect to any claims or causes of action released and/or waived in this Agreement.
9.Claims Based Upon Different or Additional Facts Also Released. You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of Section 7 of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.
10.Voluntary Agreement. You understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and you expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown claims as specified in Sections 7 and 9. You were hereby advised of your right to seek the advice of an attorney prior to signing this Agreement. You acknowledge that you have signed this Agreement only after full reflection and analysis, that you understand it and that you are entering into it voluntarily.
11.Continuing Obligations. You acknowledge and agree that you are still subject to the obligations under Sections 4, 6, 7, and 11 of the Employment Agreement. Such Sections of the Employment Agreement as well as Sections 5, 8 and 9 shall survive your termination of employment with the Company in accordance with the terms thereof.
12.Cooperation. Following the Separation Date, Employee shall (i) reasonably cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee and (ii) cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Employee’s acts or omissions while employed by the Company. The Company agrees to promptly reimburse Employee for reasonable expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence. Reimbursement shall be made in accordance with the applicable policy of the Company then in effect.

13.Return of Property. By the close of business on the Separation Date, you agree to return to the Company all Company Property (as defined below). All assets, property and equipment and all tangible and intangible information relating to the Company, its affiliates and their respective employees, customers or vendors furnished to, obtained by or prepared by Employee or any other person during the course of or incident to Employee’s employment by the Company or any of its subsidiaries are and shall remain the sole property of Company (“Company Property”). Company Property includes, but is not limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage. Employee shall further permanently delete any Company information from any computers or other electronic storage devices owned by Employee. Upon request of the Company, Employee shall certify in writing that Employee has complied with the requirements of this Section 13. Notwithstanding the foregoing, Employee shall be permitted to retain one or more copies of his contacts list and his appointment calendars.
14.Severability. If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. Further, to the extent any provision of this Agreement is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.
15.Complete Agreement. This Agreement, the Employment Agreement and the Company’s policies and procedures state the entire understanding between the parties hereto with respect to the subject matter hereof, supersede any and all prior agreements and understandings (whether oral or written) with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date. You represent and agree that, in signing this Agreement, you are not relying on any promises or representations not contained in this Agreement and acknowledge that you are not entitled to any other compensation or benefits from the Company except as otherwise expressly provided for herein.
16.Governing Law and Exclusive Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Additionally, any action to enforce the terms of this Agreement shall be commenced exclusively in the state of Delaware. Both parties consent to personal jurisdiction in federal and state courts in the state of Delaware.
17.Specific Performance. In the event of breach or threatened breach of any Restrictive Covenants and Agreements (as defined in the Employment Agreement) of Employee hereunder, including any breach of Sections 11, 12 or 13 above, the damage or imminent damage to the value and the goodwill of the Company and its subsidiaries’ business would be inestimable and irreparable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, (i) the provisions of Section 18 shall not preclude the Company from obtaining provisional relief, including injunctive relief (without the necessity of posting a bond), from a court of appropriate jurisdiction to protect its rights under this Agreement, and (ii) the Company shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy (including damages) to which they are entitled at law or in equity. Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Delaware, County of New Castle, in connection with any action brought in connection with a request for any such provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action. In the event Employee violates (i) the Restrictive Covenants and Agreements (pursuant to the terms thereof) or (ii) Employee’s obligations in Sections 11, 12 or 13 above, and does not cure such violations within 30 days of written notice from the Company to Employee that such violation has occurred, then any obligations to pay amounts to Employee pursuant to Section 3 above shall immediately cease.
18.Arbitration. Subject to Section 17 above, any dispute, claim, controversy or cause of action, in law (but not in equity), directly or indirectly relating to or arising out of or related to this Agreement, the termination or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate, or the employment relationship, shall, to the fullest extent permitted by law, be exclusively determined by final, binding and confidential arbitration in Wilmington, Delaware conducted by JAMS, Inc. (“JAMS”), or its successor, pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect as of the Effective Date (as defined in the Employment Agreement). If Employee files a demand for arbitration hereunder, Employee shall not be required to pay the cost of the filing fees in excess of the amount Employee would be required to pay to commence a comparable action in the applicable state or federal courts of Delaware and the Company shall be responsible for the payment of any excess. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Delaware law, the arbitrators shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator will have the same, but no greater, remedial authority than would a court of law (except that the arbitrator shall not have the power or authority to award punitive damages, consequential damages, lost profits or speculative damages to either party). This agreement to resolve any disputes by binding arbitration extends to claims by or against the Company and claims by or against any of its affiliates, and applies to claims directly or indirectly arising under or out of (i) federal, state and local laws, including claims of alleged discrimination on any basis, or (ii) the common law. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company or the other parties to the arbitration, provided that notwithstanding the foregoing, Employee shall be entitled to disclose the existence of, and information and documentation regarding, the claim, controversy or disputes to Employee’s accountants, lawyers and financial and other consultants on a “need to know” basis who are assisting or representing such Employee in connection with the arbitration proceeding. If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto. Each of the parties hereto agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the City of Wilmington in the State of Delaware in connection with any action brought to enforce an award in arbitration.

By initialing below, the parties hereby agree to the provisions set forth in this Section 18:
EMPLOYEE:                 OPERATING COMPANY:                     HOLDINGS:
19.Attorneys Fees. Should the Company or you institute any legal action or administrative proceeding with respect to any claim waived by this Agreement, or pursue any dispute or matter covered by this Section 19 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.
20.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of (a) the Company and any entity it succeeds by acquisition, merger or otherwise to all, or substantially all, of the Company’s business and (b) Employee and Employee’s heirs, legatees, executors, and administrators and legal representatives. Employee may not assign this Agreement, and any such purported assignment shall be void, but the Company may freely assign this Agreement and the benefits hereunder without the consent of Employee at any time to any person or entity.
21.Execution of Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider the terms of this Agreement for at least 21 days; (c) have been and are hereby advised by the Company in writing to consult with an attorney of your choice before signing this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
22.Manner of Acceptance; Revocation. You may accept this Agreement by signing it before a notary public, inserting the date of signature in the space provided, and sending it to FLOOR AND DECOR OUTLETS OF AMERICA, INC.; 2500 WINDY RIDGE PARKWAY, SE, ATLANTA, GEORGIA 30339; ATTENTION: GENERAL COUNSEL, by first class mail or certified mail on or before the later of the 21st day after you receive this Agreement. After signing this Agreement, you shall have seven days (the “Revocation Period”) to revoke your decision. If the last day of the Revocation Period falls on a Saturday, Sunday or a legal holiday, then the last day of the Revocation Period will be deemed to be the next business day. You may exercise your right to revoke your decision by doing so in writing and sending such written notice of revocation to the General Counsel of the Company, as applicable, at the above address by first class or certified mail or by facsimile with the written original mailed by no later than the last day of the Revocation Period. Provided you do not revoke this Agreement during the Revocation Period, the Effective Date of this Agreement shall be the day after the last day of the Revocation Period (the “Effective Date”). You understand that if you revoke this Agreement you will not be entitled to any of the payments and benefits set forth hereunder, whether under Section 3 or otherwise.

23.Miscellaneous. This Agreement shall also be subject to the following miscellaneous terms and conditions:
(a)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.
(b)Headings. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(c)Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
(d)Interpretation or Construction. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
(e)Third Party Beneficiaries. Each of the Releasees is a third party beneficiary of this Agreement.
(f)Taxes. All payments to be made to you under this Agreement will be subject to any applicable deductions or withholdings required by law or authorized by you, including but not limited to withholding of federal, state and local income and employment taxes.
(g)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

FLOOR & DECOR HOLDINGS, INC.

By:
Name:
Title:

FLOOR & DECOR OUTLETS OF AMERICA, INC.

By:
Name:
Title:

BRYAN LANGLEY

By:
Date:

EXHIBIT B – COMPETITIVE AREA

101 - Brookhaven (Relo) 1690 NE Expy NE Brookhaven, GA 30329	209 - Thornton 16161 Grant Street Thornton, CO 80020
103 - Jacksonville 8102 Blanding Boulevard Jacksonville, FL 32244	210 - Burlingame 1541 Adrian Road Burlingame, CA 94010
104 - Dallas 2350 Alberta Drive Dallas, TX 75229	211 - Everett 1502 SE Everett Mall Way Everett, WA 98208
105 - Houston North Freeway 17211 North Freeway Houston, TX 77090	212 - Saugus 180 Main Street Saugus, MA 01906
106 - Kennesaw 1200 Ernest Barrett Pkwy Kennesaw, GA 30144	213 - Algonquin 826 South Randall Road Algonquin, IL 60102
107 - Houston - Almeda 11542 Gulf Freeway Houston, TX 77034	214 - Pineville 9579 South Blvd. Charlotte, NC 28273
108 - Pompano Beach 1914 W Atlantic Blvd Pompano Beach, FL 33069	215 - Bridgeton 11968 Paul Mayer Avenue Bridgeton, MO 63044
109 - Arlington 2540 E. Pioneer Pkwy Arlington, TX 76010	216 - Sacramento Delta Shores Sacramento, CA 95832
110 - Orlando (Relo) 3111 East Colonial Drive Orlando, FL 32803	217 - St. Louis 4441 Lemay Ferry Road St. Louis, MO 63169
111 - Glendale 5880 West Bell Rd. Glendale, AZ 85308	218 - Irving Park 3443 W. Addison Street Chicago, IL 60618
112 - Plano 800A West 15th Street Plano, TX 75075	219 - Humble 18840 HWY 59 Humble, TX 77338
113 - West Oaks - Houston 14409 Park Hollow Dr Houston, TX 77091	220 - El Paso 9801 Gateway Boulevard W. El Paso, TX 79925
114 - Brandon 10059 East Adamo Dr. Tampa, FL 33619	221 - Wichita 9629 E. Kellogg Dr Wichita, KS 67207
115 - Tempe 7500 S. Priest Dr. Tempe, AZ 85283	222 - Moreno Valley 24318 Hemlock Avenue Moreno Valley, CA 92557
116 - Clearwater 21760 US Hwy 19N Clearwater, FL 33765	223 - Tolleson West of the SWC of McDowell Road and 91st Avenue Tolleson, AZ 85353
117 - Arvada 7350 West 52nd Avenue Arvada, CO 80002	224 - Columbus 6300 Tussing Road Reynoldsburg, OH 43068
118 - Highlands Ranch 1980 E County Line Rd Highlands Ranch, CO 80126	225 - Shelby Township 14453 Hall Road Shelby Township, MI 48315
119 - San Antonio (Relo) 125 NW Loop 410, Suite 240 San Antonio, TX 78216	226 - San Gabriel 7279 Rosemead Boulevard San Gabriel, CA 91775

120 - Henderson 1080 W Sunset Rd Henderson, NV 89014	227 - La Quinta 79315 Highway 111 La Quinta, CA 92253
121 - Austin 4501 West Braker Lane Austin, TX 78759	228 - Pleasant Hill 200 Golf Club Road Pleasant Hill, CA 94523
122 - Doral (Relo) 2525 NW 82nd Avenue Doral, FL 33122	229 - Dorchester 729 Morrissey Boulevard Dorchester, MA 02122
123 - Norco 200 Hidden Valley Pkwy Norco, CA 92860	230 - Novi 44075 West 12 Mile Road Novi, MI 48377
124 - Gretna 4 Westside Shopping Center Gretna, LA 70053	231 - Dallas Design Studio 1301 Oak Lawn Avenue Dallas, TX 75207
125 - Hilliard 3785 Park Mill Run Dr Hilliard, OH 43026	232 - San Diego 960 Sherman Street San Diego, CA 92110
128 - Garden District Design Center 2801 Magazine St New Orleans, LA 70115	233 - West San Antonio 7126 West Loop 1604 North San Antonio, TX 78250
129 - Santa Ana 1801 East Dyer Rd Santa Ana, CA 92705	234 - Salt Lake City 550 West 1700 South Salt Lake City, UT 84115
130 - Roswell 610 Holcomb Bridge Rd Roswell, GA 30076	235 - Elizabeth 900 Ikea Drive Elizabeth, NJ 07021
131 - Mesquite 1330 North Town East Blvd Mesquite, TX 75150	236 - Toms River 213 NJ Route 37 Toms River, NJ 08753
132 - Lombard 1000 North Rohlwing Rd Lombard, IL 60148	237 - Nashua 255 Amherst Street Nashua, NH 03063
133 - Boynton Beach 1974 High Ridge Rd Boynton Beach, FL 33426	238 - San Leandro 1700 Fairway Drive San Leandro, CA 94577
134 - Pembroke Pines 13650 Pines Blvd Pembroke Pines, FL 33027	239 - Murrieta 39835 Alta Murietta Drive Murrieta, CA 92563
135 - North Richland Hills 6801 NE Loop 820 North Richland Hills, TX 76180	240 - South Austin 9601 South I-35 Austin, TX 78744
136 - Arlington Heights 600 East Rand Road Arlington Heights, IL 60004	241 - McKinney, (Owned) W University Drive McKinney, TX 75071
137 - Memphis 5234 Summer Ave. Memphis, TN 38122	242 - Houston (Dacoma Street) 4330 Dacoma Street Houston, TX 77092
138 - Aurora 307 S. Route 59 Aurora, IL 60504	243 - West Covina 730 S Orange Ave West West Covina, CA 91790
139 - Richmond 5432 Glenside Dr Richmond, VA 23228	244 - Danbury (Owned) 116 Federal Rd. Danbury, CT 06811
140 - Sarasota 8415 Lockwood Ridge Rd. Sarasota, FL 34243	245 - Gainesville 923 NW 76th Blvd Gainesville, FL 32606

141 - Tucson 7125 E. Broadway Boulevard Tucson, AZ 85710	246 - Wesley Chapel 25737 Sierra Center Blvd Lutz, FL 33559
142 - Cincinnati 3430 Highland Avenue Cincinnati, OH 45213	247 - Webster 20740 Gulf Freeway Webster, TX 77598
143 - Lakeland 919 Lakeland Park Center Dr Lakeland, FL 33809	248 - Fresno 6417 N. Riverside Drive Fresno, CA 93722
144 - Reno 4823 Kietzke Lane Reno, NV 89509	249 - Greenville 401 Roper Mountain Rd Greenville, SC 29615
145 - Skokie 3300 Oakton Street Skokie, IL 60067	251 - Garden City 650 Stewart Ave. Garden City, NY 11530
146 - Potomac Mills 14041 Worth Avenue Woodbridge, VA 22192	252 - Waltham 80 2nd Ave Waltham, MA 02451
147 - Camelback 1800 E. Highland Ave. Phoenix, AZ 85016	253 - Tulsa 10303 E 71st St Tulsa, OK 74133
148 - Sugar Land 3665 Highway 6 Sugar Land, TX 77478	254 - North Portland 11919 N Jantzen Dr Portland, OR 97217
149 - Miami Gardens 1400 NW 167th Street Miami Gardens, FL 33169	255 - Fairfield 290 Tunxis Hill Rd Fairfield, CT 06825
150 - Rocklin 6681 Stanford Ranch Road Rocklin, CA 95667	256 - Des Moines 1400 22nd St West Des Moines, IA 50266
151 - McDonough 1120 Town Center Village McDonough, GA 30253	257 - Bohemia 5151 Sunrise Hwy Holbrook, NY 11716
152 - Savannah 1800 E Victory Drive, 1 Savannah, GA 31404	258 - Bakersfield 6915 Colony St Bakersfield, CA 93307
153 - Greensboro 1302 Bridford Parkway Greensboro, NC 27407	259 - Greenwood 1049 N Emerson Ave Greenwood, IN 46143
154 - Langhorne 1501 East Lincoln Highway Levittown, PA 19047	260 - Columbia 3700 Fernandina Rd Columbia, SC 29210
155 - Fullerton 202 Imperial Hwy. Fullerton, CA 92835	261 - Denton 2201 I-35 E Denton, TX 76205
156 - Wayne 77 Willowbrook Blvd. Wayne, NJ 07470	262 - Tacoma 7601 S Hosmer St Tacoma, WA 98408
157 - Downey 8925 Apollo Way Downy, CA 90242	263 - Commack 4 Henry Street Commack, NY 11725
158 - Fort Myers 3853 Cleveland Ave. Fort Myers, FL 33901	264 - Leesburg 950 Edwards Ferry Rd NE Leesburg, VA 20176
158 - Ft. Myers (Consent to Sublease) 3853 Cleveland Ave. Fort Myers, FL 33901	265 - Naples 2157 Pine Ridge Rd Naples, FL 34109

159 - Draper 12101 S. State Street #100 Draper, UT 84020	266 - Conyers, GA 1478 Old Salem Road SE Conyers, GA 30013
160 - Mall of Georgia 2918 Buford Drive Buford, GA 30519	267 - Rancho Cucamonga 8250 Day Creek Blvd Rancho Cucamonga, CA 91739
161 - The Colony 5651 State Hwy 121, Suite 100 The Colony, TX 75056	268 - Oxnard 9100 Ventura Blvd Oxnard, CA 93030
162 - Countryside 1 Countryside Plaza, Suite 300 Lagrange, IL 60525	269 - Tinley Park 7061 W 159th St Tinley Park, IL 60487
163 - Moorestown 1001 Nixon Drive Moorestown, NJ 08057	270 - Monona 2101 W. Broadway Monona, WI 53713
164 - Knoxville 146 Moss Grove Blvd Knoxville, TN 37922	271 - Chatham 125 West 87th St Chicago, IL 60620
165 - Nashville 5330 Cane Ridge Rd. Antioch, TN 37013	272 - Miami Design Studio 3800 NE Miami Court Miami, FL 33137
166 - Gaithersburg 18501 N Frederick Ave Gaithersburg, MD 20879	273 - Warrensville Heights 4291 Richmond Road Warrensville Heights, OH 44122
167 - Cypress 20502 Hempstead Rd. Houston, TX 77065	274 - Baton Rouge (Owned) 9969 Professional Blvd Baton Rouge, LA 70809
168 - North Dale Mabry 2913 N. Dale Mabry Hwy. Tampa, FL 33607	275 - Houston Design Center 5080 Richmond Ave Houston, TX 77056
169 - Woodland Hills 22840 Victory Boulevard Los Angeles, CA 91367	276 - McAllen 1101 W Expressway 83 McAllen, TX 78503
170 - Katy 24633 Katy Fwy Katy, TX 77494	277 - Omaha 402 Rose Blumkin Drive Omaha, NE 68114
171 - Devon 176 W. Swedesford Rd Devon, PA 19333	278 - Live Oak (Owned) 4022 Ikea RBFCU Parkway Live Oak, TX 78233
172 - Sanford 221 Towne Center Blvd Sanford, FL 32771	279 - Oak Ridge North (Owned) 26904 Interstate 45 Oak Ridge North, TX 77386
173 - Riviera Beach 7540 Byron Drive Riviera Beach, FL 33404	280 - Capitol Heights 1853 Ritchie Station Court Capitol Heights, MD 20790
175 - Gurnee 6100 West Grand Avenue Gurnee, IL 60031	281 - Fern Park (Owned) 355 SR 436 Fern Park, FL 32730
176 - Fountain Valley 9065 Warner Ave. Fountain Valley, CA 92708	282 - Cumming (Owned) 1090 Buford Highway Cumming, GA 30041
177 - Alexandria 4607 Eisenhower Avenue Alexandria, VA 22304	283 - Vienna Design Studio 1929 Old Gallows Road Vienna, VA 22182
178 - Carmel Mountain 14340 Penasquitos Drive San Diego, CA 92129	284 - Stockton 1880 E. Hammer Lane Stockton, CA 95210

179 - Concord 8094 Concord Mills Blvd Concord, NC 28027	285 - Parkville (Towson) 8980 Waltham Woods Road Parkville, MD 21234
180 - Mesa 7022 East Hampton Ave. Mesa, AZ 85209	286 - West Hartford 46 Kane Street West Hartford, CT 06119
181 - Fort Lauderdale 2100 West Sunrise Blvd Fort Lauderdale, FL 33311	287 - Pearland (Owned) Business Center Drive Pearland, TX 77584
182 - Paramus 50 A&S Drive Paramus, NJ 07652	288 - Ypsilanti 4110 Carpenter Road Ypsilanti, MI 48197
183 - North Austin (Parmer) 12901 N I-35 Austin, TX 78753	289 - Wilmington 816 South College Road Wilmington, NC 28403
184 - Farmingdale 1024 Broadhollow Farmingdale, NY 11735	291 - Maple Grove 12575 Elm Creek Boulevard North Maple Grove, MN 55369
185 - Milpitas 1585 North McCarthy Blvd Milpitas, CA 95053	292 - Coral Springs 11711 West Sample Road Coral Springs, FL 33065
186 - Homewood 230 Green Springs Highway Homewood, AL 35209	293 - Timnath Swetsville Zoo Road Timnath, CO 80528
187 - Louisville 3430 Preston Highway Louisville, KY 40213	294 - Lexington 2909 Richmond Road Lexington, KY 40509
188 - Brookfield 16300 West Bluemound Road, A & B Brookfield, WI 53005	297 - Surprise SEC Loop 303 & Waddell Rd Surprise, AZ 85379
189 - Hampton 2053 Executive Drive Hampton, VA 23666	298 - Tomball (Owned) 25510 TX-249 Tomball, TX 77375
190 - Overland Park 7601 Frontage Rd. Overland Park, KS 66204	299 - Mooresville 236 Norman Station Boulevard Mooresville, NC 28117
191 - Port St. Lucie 2260 SW Gatlin Blvd. Port St. Lucie, FL 34953	300 - Cedar Park (Owned) 1200 Arrow Point Drive Cedar Park, TX 78613
192 - Kendall 8295 S.W. 124th Ave Miami, FL 33183	302 - Brentwood 7105 Moores Lane Brentwood, TN 37207
193 - Fort Worth Hulen 5201 S. Hulen Street Fort Worth, TX 76132	303 - Las Vegas (Sears Grand) 4355 S Grand Canyon Drive Las Vegas, NV 89147
194 - Kirkwood 1599 Memorial Drive SE Atlanta, GA 30317	304 - Atlanta Design Studio 3365 Piedmont Road NE Atlanta, GA 30305
195 - St. Petersburg 2010 34th Street N. St. Petersburg, FL 33710	305 - Bellingham 217 Hartford Avenue Bellingham, MA 02019
196 - St. Johns Town Center 10595 Brightman Blvd. Jacksonville, FL 32246	308 - Woodbury 10470 Hudson Road Woodbury, MN 55129
197 - Oklahoma City 6100 SW 5th Street Oklahoma City, OK 73128	311 - Rancho Cordova 11051 Olson Drive Rancho Cordova, CA 95670

198 - Riverdale 1060 West Riverdale Rd Riverdale, UT 84405	798 - Marietta (SFC) 2125 Corporate Drive Marietta, GA 30067
199 - Tukwila 17651 Southcenter Parkway Tukwila, WA 98188	799 - Marietta (PRC) 2151 Northwest Parkway, Suite 101 Marietta, GA 30067
200 - Albuquerque 4936 Pan American Freeway Albuquerque, NM 87109	90000 - SSC (Relo) Atlanta 2500 Windy Ridge Parkway SE Atlanta, GA 30339
201 - Carson 500 Carson Town Center Drive Carson, CA 90745	972 - Port of Los Angeles Transload 720 Watson Center Rd Carson, CA 90745
202 - Las Vegas 3071 and 3075 N. Rainbow Boulevard Las Vegas, NV 89108	990 - Savannah Port (Land) (Owned) S H Morgan Pkwy Bloomingdale, GA 31302
203 - Indianapolis 8310 Castleton Corners Dr. Indianapolis, IN 46250	990 - Savannah Port Warehouse (relo) 400 S. H. Morgan Parkway Bloomingdale, GA 31302
204 - Virginia Beach 312 Constitution Drive Virginia Beach, VA 23462	991 - Baytown (Relo) (Owned) TBD Baytown, TX 77523
205 - Denver 10075 East 40th Ave, Building No. 2 Denver, CO 80238	992 - Carson Port Warehouse 901 East 233rd St Carson, CA 90745
206 - Avon 80 Stockwell Drive Avon, MA 02322	992 - Moreno Valley Warehouse 24101 Iris Ave Moreno Valley, CA 91764
207 - Mission Viejo 25872 Muirlands Blvd. Mission Viejo, CA 92691	994 - Baltimore Warehouse 6331 Tradepoint Avenue Sparrows Point, MD 21219
208 - North Charleston 6029 Rivers Avenue North Charleston, SC 29406